AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 19th day of June, 2007, to the Custody Agreement, dated as of June 22, 2006, as amended, (the "Custody Agreement"), is entered by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), on behalf of its separate series, the TCM Small Cap Growth Fund and U.S. Bank, N.A.,  (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend said Custody Agreement to add the TCM Small-Mid Cap Growth Fund as of June 29, 2007; and

WHEREAS, Section 14.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit N is hereby superseded and replaced with Exhibit N attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED	U.S. BANK, N.A.
PORTFOLIOS

By: /s/ Robert M. Slotky	By: /s/ Michael R. Mc Voy

Name: Robert M. Slotky	Name: Michael R. McVoy

Title: President	Title: Vice President